                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

[X]    Filed by the Registrant

[ ]    Filed by a Party other than the Registrant

Check the appropriate box:

     [ ]   Preliminary Proxy Statement

     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     [X]   Definitive Proxy Statement

     [ ]   Definitive Additional Materials

     [ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            =======================


                        CENTENNIAL HEALTHCARE CORPORATION
                (Name of Registrant as Specified In Its Charter)

                     --------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1) Title of each class of securities to which transaction applies:
         (2) Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         (4) Proposed maximum aggregate value of transaction:
         (5) Total fee paid:

     [ ] Fee paid previously with preliminary materials:

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:
         (2)  Form, Schedule or Registration Statement No.:
         (3)  Filing Party:
         (4)  Date Filed:

                        CENTENNIAL HEALTHCARE CORPORATION
                     400 PERIMETER CENTER TERRACE, SUITE 650
                             ATLANTA, GEORGIA 30346

                                  July 14, 1999

Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of Centennial HealthCare Corporation (the "Company") to be held on Wednesday, August 11, 1999 at The South Terraces Conference Center Classroom, 115 Perimeter Center Place, Atlanta, Georgia 30346. The meeting will begin promptly at 10:00 a.m., local time, and we hope that it will be possible for you to attend.

         The items for business to be addressed at the Annual Meeting are listed in the attached Notice of Annual Meeting of Shareholders and are more fully described in the Proxy Statement provided with this letter. In addition to these matters, members of management will report on the Company's operations, followed by a period for questions and discussion.

         Management hopes that you will be able to attend the Annual Meeting. However, whether or not you plan to attend the Annual Meeting, please date, sign, and return your proxy card in the enclosed envelope as soon as possible to assure that your shares will be represented and voted at the Annual Meeting. If you do attend the Annual Meeting, you may vote your shares in person even though you have previously signed and returned your proxy card.

         On behalf of your Board of Directors, thank you for your continued support and interest in Centennial HealthCare Corporation.

                                             Sincerely,



                                             J. Stephen Eaton
                                             Chairman, President and Chief
                                             Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                     TO BE HELD ON WEDNESDAY AUGUST 11, 1999


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Centennial HealthCare Corporation (the "Company") will be held at The South Terraces Conference Center Classroom, 115 Perimeter Center Place, Atlanta, Georgia 30346 on Wednesday, August 11, 1999 at 10:00 a.m., local time, for the following purposes as more fully described in the Proxy Statement provided with this Notice:

         (i) To elect three directors to serve until the 2002 Annual Meeting of Shareholders:

         (ii) To consider and act upon a proposal to amend the Company's Amended and Restated 1997 Stock Plan (a) to increase the number of shares of Common Stock authorized to be issued pursuant to grants under the 1997 Stock Plan from 800,000 shares to 1,390,000 shares and (b) to allow the Compensation Committee of the Board of Directors to determine the specifics of option grants to non-employee directors, such as the number of options and vesting periods;

         (iii) To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors; and

         (iv) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only the holders of record of Common Stock of the Company at the close of business on July 9, 1999 are entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment thereof. A list of shareholders as of the close of business on July 9, 1999 will be available at the Annual Meeting of Shareholders for examination by any shareholder, his agent, or his attorney.

                                            By order of the Board of Directors,



Atlanta, Georgia                            Alan C. Dahl
July 14, 1999                               Executive Vice President, Chief
                                            Financial Officer and Treasurer

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                        CENTENNIAL HEALTHCARE CORPORATION
                     400 PERIMETER CENTER TERRACE, SUITE 650
                             ATLANTA, GEORGIA 30346

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON WEDNESDAY AUGUST 11, 1999


         The 1999 Annual Meeting of Shareholders (the "Annual Meeting") of Centennial HealthCare Corporation (the "Company") will be held on Wednesday, August 11, 1999, for the purposes set forth in the Notice of Annual Meeting of Shareholders attached hereto and as described herein. The enclosed form of proxy is solicited by the Board of Directors of the Company (the "Board" or the "Board of Directors") and the cost of solicitation will be borne by the Company. When a proxy is properly executed and returned, the shares of the Company's common stock, $.01 par value per share (the "Common Stock"), represented thereby will be voted as directed at the Annual Meeting or any adjournment thereof or, if no direction is indicated, such shares of Common Stock will be voted in favor of the proposals set forth in the Notice of Annual Meeting of Shareholders attached hereto (collectively, the "Proposals") and any other matter that may properly come before the Annual Meeting. Any shareholder giving a proxy has the power to revoke it at any time before it is voted. All proxies delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice to the Secretary of the Company before the Annual Meeting, by delivering a later-dated proxy to the Company at or before the Annual Meeting or by voting in person at the Annual Meeting.

         Only holders of Common Stock of record as of the close of business on July 9, 1999 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the Record Date, the Company had outstanding 11,923,618 shares of Common Stock. Holders of Common Stock ("Shareholders") of record as of the close of business on the Record Date are entitled to cast one vote for each share of Common Stock held. No cumulative voting rights are authorized and dissenters' rights for Shareholders are not applicable to the matters being proposed. It is anticipated that this Proxy Statement and the accompanying proxy will first be mailed to holders of Common Stock on or about July 22, 1999.

         The presence in person or by proxy of holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote is required to elect directors. With respect to other Proposals and any other matter that may properly come before the Annual Meeting, the approval of such Proposals or such other matters requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote thereon. Brokers who hold shares of Common Stock in street name for beneficial owners may be entitled to exercise discretionary voting power with respect to the Proposals, including the election of directors, if voting instructions have not been received from the beneficial owners within ten (10) days before the

Annual Meeting. Abstentions with respect to a Proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions have no effect on the outcome of any vote, including the election of directors.


                                   PROPOSAL 1:
                              ELECTION OF DIRECTORS


         The Company's Third Amended and Restated Articles of Incorporation (the "Articles") and Amended and Restated Bylaws (the "Bylaws") provide for the Board of Directors to determine the number of directors on the Board by resolution up to a maximum of nine. The Articles divide the Board into three classes, with directors in each class serving a three year term. There are currently eight directors serving on the Board, the Board having been expanded from six to eight members in October 1998. At that time, the Board appointed W. Scott Miller and Charles D. Nash to serve as directors to fill the vacancies created by the increase in the number of directors. The Board has determined that the number of directors should be reduced to seven members at the time of the Annual Meeting. Messrs. Miller and Nash were appointed to serve until the Annual Meeting, at which time their terms expire. In addition, the terms of James B. Hoover and Bertil D. Nordin, the Class II members, expire at the Annual Meeting. Messrs. Hoover, Nordin and Nash have been nominated to stand for re-election as directors at the Annual Meeting to serve until the 2002 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

         Except as otherwise provided herein, the proxy solicited hereby cannot be voted for the election of a person to fill a directorship for which no nominee is named in this Proxy Statement. The Board has no reason to believe that any director nominee will be unavailable to serve as a director, if elected. However, if at the time of the Annual Meeting any nominee should be unable to serve or, for good cause, will not serve, the persons named proxies will vote as recommended by the Board to elect a substitute nominee recommended by the Board. In no event, however, will a proxy be voted to elect more than three directors.

         Set forth below is information concerning the incumbent directors and nominees for reelection to the Board to serve until the 2002 Annual Meeting of Shareholders or until their successors are duly elected and qualified. Such information includes for the nominees, and for each of the incumbent directors, certain biographical information, a brief description of each such individual's principal occupation and business experience during the past five years, and directorships of companies (other than the Company) presently held, which information has been provided by the respective individuals.


NOMINEES FOR ELECTION - CURRENT TERM EXPIRING 1999

         JAMES B. HOOVER (age 44) has served as a Director of the Company since January 1996. Mr. Hoover is the founder and managing member of Dauphin Capital Partners, a private venture capital firm, since June 1998. He served as a general partner of the sole general partner of Welsh, Carson Anderson & Stowe, VI, L.P. ("WCAS VI"), a private equity investment firm, from November 1992 through May 1998. From 1984 to 1992, Mr. Hoover served as a general partner of Robertson, Stephens & Co. ("RS&Co."), an investment banking firm specializing in the financing of emerging growth companies, with particular emphasis in the health care industry. Prior to joining RS&Co., Mr. Hoover was vice president of the Investment Management Group of Citibank, N.A., from 1977 to 1984. Mr. Hoover serves as a director of New American Healthcare, a hospital management company, and as a director and a member of the compensation committee of U.S. Physical Therapy, a rehabilitation services company, as well as several private companies. Additionally, Mr. Hoover is a member of the Special Projects Committee of Memorial Sloan-Kettering Cancer Center which raises funds and evaluates funding proposals from physicians interested in pursuing cancer research projects.

         BERTIL D. NORDIN (age 65) has served as a Director of the Company since March 1997. Mr. Nordin is currently an investor and advisor. From 1990 to 1994, Mr. Nordin served as chairman of the board of Digital Communications Associates, Inc. ("DCA"), a telecommunications company. Mr. Nordin was also president and chief executive officer of DCA from 1981 to 1990. Mr. Nordin serves as a director for TechForce Corporation, a computer network company, IVI Checkmate Corp., a point-of-sale credit card and check reader manufacturer, and the Atlanta Symphony Orchestra.

         CHARLES D. NASH (age 56) has served as a Director of the Company since October 1998. Mr. Nash has served as managing director of Nash Equity Capital, Inc., a capital markets and strategic corporate advisor company, since 1997. From 1991 to 1997, Mr. Nash was managing director and corporate finance executive for Interstate/Johnson Lane, an investment banking company.

         THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR JAMES B. HOOVER, BERTIL D. NORDIN AND CHARLES D. NASH TO HOLD OFFICE UNTIL THE 2002 ANNUAL MEETING OF SHAREHOLDERS OR UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.


INCUMBENT DIRECTORS - TERM EXPIRING 2000

         ALAN C. DAHL (age 38) has served as Executive Vice President, Chief Financial Officer, Treasurer and Director of the Company since January 1996. From February 1991 to December 1995, he served as senior vice president. Mr. Dahl has been involved in health care finance for the past 13 years. Mr. Dahl was senior vice president of Southmark Public Syndications, Inc., a subsidiary of Southmark Corporation, a real estate based investment company, from 1986 to 1991. Mr. Dahl, a certified public accountant, also served in the tax department at Arthur Young & Company.

         ROBERT A. ORTENZIO (age 40) has served as a Director of the Company since January 1996. Mr. Ortenzio has served as president and director of Select Medical Corporation, a private healthcare company based in Mechanicsburg, Pennsylvania, since February 1997. From August 1996 to February 1997, Mr. Ortenzio was a private investor. From 1986 to August 1996, Mr. Ortenzio was employed by Continental Medical Systems, Inc., a nationwide provider of rehabilitation services, as its president and chief operating officer. Mr. Ortenzio also serves as a director of US Oncology, Inc., a physicians practice management company, and Concentra Managed Care, Inc., a provider of managed care and workers' compensation services.

INCUMBENT DIRECTORS - TERM EXPIRING 2001

         J. STEPHEN EATON (age 48) is Chairman of the Board of the Company and has served as its President and Chief Executive Officer since founding the Company in 1989. From 1982 to 1989, Mr. Eaton served in various executive positions (including vice president in 1988) at Consolidated Resources Corporation of America and its successors ("CRCA"), a real estate based investment company. When the Company acquired CRCA in 1990, CRCA served as the general partner of private and public limited partnerships that owned in excess of 31 long-term care and assisted living facilities. Mr. Eaton also serves as a director of Saint Joseph's Mercy Care Corporation, a non-public healthcare corporation based in Atlanta, Georgia that provides mobile health services to the homeless and other underserved populations, and of Saint Joseph's Health System, a major tertiary care hospital system in Atlanta, Georgia.

         ANDREW M. PAUL (age 43) has served as Director of the Company since January 1996. Mr. Paul serves as a general partner of the sole general partner of WCAS VI, a private equity investment fund. Prior to joining WCAS VI in 1984, Mr. Paul was an associate in Hambrecht & Quist's venture capital group. From 1978 to 1981, he was a systems engineer and later a marketing representative for International Business Machines Corporation. Mr. Paul serves as a director of Accredo Health Inc., a provider of specialized contract pharmacy and related services to patients with chronic diseases.

         With the exception of Messrs. Eaton and Dahl, none of the directors are, or have been, employed by any parent, subsidiary or other affiliate of the Company. There are no family relationships between any directors or executive officers.

MEETINGS OF THE BOARD OF DIRECTORS

         During 1998, the Board met six times (including regularly scheduled and special meetings). All of the directors attended at least 75% of the aggregate of all meetings of the Board and all meetings of committees on which they served (held during the period that the directors were members of the Board).

COMMITTEES OF THE BOARD

         AUDIT COMMITTEE. The Board has established an Audit Committee that consists of Messrs. Hoover and Ortenzio. Mr. Hoover is chairman and Mr. Eaton is an ex-officio, non-voting member of the Audit Committee. The Audit Committee is responsible for (a) recommending to the Board the firm to be employed as independent auditors of the Company, and (b) meeting with the

Company's independent auditors at least annually to review (i) the scope of audit and non-audit assignments and related fees, (ii) accounting principles used by the Company in financial reporting, and (iii) the adequacy of the Company's internal control procedures. During 1998, the Audit Committee held two meetings.

         COMPENSATION COMMITTEE. The Board has established a Compensation Committee that consists of Messrs. Eaton, Paul and Ortenzio. Mr. Paul is chairman of the Compensation Committee. The Compensation Committee is responsible for (a) reviewing, approving, recommending and reporting to the Chief Executive Officer and the Board of Directors matters regarding the compensation of the Company's executive officers and other key employees and compensation levels or plans affecting the compensation of the Company's other employees and (b) in the case of the non-employee director members, administrating the Company's 1994 Stock Option Plan, 1996 Executive Stock Plan, 1996 Employee Stock Option Plan and 1997 Stock Plan (collectively, the "Stock Plans"). During 1998, the Compensation Committee held one meeting and acted by unanimous consent in lieu of a meeting on one occasion.

         Nominations for directors are made by the Board. The Bylaws require an advance notice procedure for the nomination, other than by or at the direction of the Board or a committee thereof, of candidates for election as directors (the "Nomination Procedure"), as well as for other shareholder proposals to be considered at the annual shareholders' meeting. Notice to the Company from a Shareholder who proposes to nominate a person at a meeting for election as a director generally must be given not less than 120 nor more than 150 days prior to the anniversary of the date that notice of the annual meeting of shareholders was given in the preceding year and must contain: (i) the name and record address of the Shareholder who intends to make the nomination; (ii) the name, age and residence address of the nominee; (iii) the principal occupation or employment of the nominee; (iv) the class, series and number of shares of the Company's stock which are held of record, beneficially and by proxy, by the Shareholder and the nominee as of the record date of such meeting (if such record date is publicly available) and as of the date of such notice; and (v) such other information relating to the nominee proposed by such shareholder as is required to be included if the Company is then subject to Regulation 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including the written consent of each nominee to be named in the proxy statement and to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the Nomination Procedure. Similar advance notice must be given of any other business that a Shareholder proposes to bring before an annual meeting of shareholders. Such notice must contain (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and record address of the Shareholder proposing such business; (iii) the class, series and number of shares of the Company's stock which are held of record, beneficially and by proxy by the Shareholder as of the record date of such meeting (if such record date is publicly available) and of the date of such notice; (iv) a description of all arrangements or understandings between the Shareholder and any other person or persons (naming such person or persons) in connection with the proposing of such business by the Shareholder; and (v) any material interest of the Shareholder in such business. The purpose of requiring advance notice is to afford the Board an opportunity to consider the qualifications of the proposed nominees or the merits of other shareholder proposals and, to the extent deemed necessary or desirable by the Board, to inform Shareholders about those matters. Although the advance notice provisions do not give the Board any power to approve or disapprove shareholder nominations or proposals for action by the Company, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the procedures established by the Bylaws are not followed and have the effect of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its shareholders.

COMPENSATION OF DIRECTORS

         All members of the Board are reimbursed for their reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings. Non-Employee Directors (defined pursuant to Rule 16b-3 under the Exchange Act receive $8,000 annually (paid in four quarterly installments) and $1,000 for each meeting of the Board or any committee of the Board (except for telephonic meetings and committee meetings held on the same day as a full Board meeting) that they attend, for their services as Non-Employee Directors. Pursuant to the Company's Amended and Restated 1997 Stock Plan, Non-Employee Directors currently receive automatic grants of options to purchase 10,345 shares of Common Stock upon their election or appointment to the Board and Non-Employee Directors who are serving as such on July 1 of each year receive automatic grants of options to purchase 2,069 shares of Common Stock. Currently, options issued to Non-Employee Directors under this Plan become exercisable on the first anniversary after the date of the grant. All options granted to Non-Employee Directors are non-qualified stock options and are exercisable for ten years from the date of each grant. The exercise price is equal to the average closing bid price for the 20 trading days before the date of appointment or, if elected, before the date of the Company's annual meeting of shareholders preceding the grant date. If the Proposal to amend the 1997 Stock Plan is approved by the Shareholders at the Annual Meeting, the Compensation Committee will determine the grants of options to Non-Employee Directors instead of the automatic grants described above.


EXECUTIVE OFFICERS OF THE COMPANY

         The Company's executive officers and key employees are as follows:


Officers                      Age                    Position
--------                      ---                    --------
J. Stephen Eaton              48      Chairman of the Board, President and
                                      Chief Executive Officer

Kent C. Fosha, Sr.            58      Executive Vice President of Operations

Alan C. Dahl                  38      Executive Vice President, Chief
                                      Financial Officer, Treasurer and
                                      Director

Lawrence W. Lepley, Jr.       54      President of Paragon Rehabilitation, Inc.


Key Employees
-------------
Wayne H. Mayo                 55      Senior Vice President of Operations -
                                      Eastern Division

Clay F. Crosson               42      Senior Vice President of Operations -
                                      Western Division


         Kent C. Fosha, Sr. has served as Executive Vice President of Operations since January 1996 and also serves as President of Centennial HealthCare Management Corporation. He joined the Company in 1990 and served as the Company's senior vice president of operations until January 1996. Mr. Fosha has over 24 years experience in all aspects of nursing home management, including the supervision of multi-state operations for National Heritage, Inc. and Beverly Enterprises. Mr. Fosha, a licensed nursing home administrator, has served as president of the Georgia Healthcare Association and has served on several long-term care related committees.

         Lawrence W. Lepley, Jr., has served as President of Paragon Rehabilitation Inc., a subsidiary of the Company ("Paragon"), since its inception in 1989. Mr. Lepley has 33 years of experience in the health care industry, having previously served as vice president of development and general counsel for a corporation specializing in head injury rehabilitation. Mr. Lepley has also served as vice president, corporate attorney and lobbyist for the Tennessee Hospital Association. Mr. Lepley began his health care career as a pharmacist in both hospital and retail settings, and he maintains licenses in pharmacy and law in the state of Tennessee.

         Wayne H. Mayo has served as Eastern Division Senior Vice President of the Company since January 1997. Mr. Mayo served as Regional Vice President of the Company from 1991 to 1996, and was responsible for the Company's eastern region facilities. Mr. Mayo previously served as regional vice president of operations for Vantage Healthcare Corporation and also served as regional vice president of operations for Medco Centers, Inc. for seven years. Mr. Mayo is a member of the American College of Health Care Administrators ("ACHCA").

         Clay F. Crosson has served as Western Division Senior Vice President of the Company since February 1997. Prior to joining the Company in 1997, Mr. Crosson was vice president of operations and a member of the Board of Directors for CareMore, Inc. for five years. Mr. Crosson served 11 years at National HealthCorp, L.P. in various capacities. Mr. Crosson has 19 years of experience in long-term care, subacute care, home health care, managed care and assisted living. Mr. Crosson is a Fellow of the ACHCA and holds certifications in SubAcute Administration and Nursing Home Administration. He presently serves as National Chairman of ACHCA and is a board member of the Nursing Home Administrators Licensure Board of the State of Georgia.

         Biographical information for Messrs. Eaton and Dahl is set forth above in the discussion of incumbent directors.


                                   PROPOSAL 2:
                        AMENDMENTS TO THE 1997 STOCK PLAN

         The primary purpose of the Amended and Restated 1997 Stock Plan (the "Plan"), which was previously approved by the Board of Directors and the Shareholders, is to advance the interests of the Company, its subsidiaries and its shareholders by affording Non-Employee Directors and certain officers and employees of, and key consultants and advisors to, the Company and its subsidiaries an opportunity to acquire or increase their proprietary interests in the Company. The Board has adopted and recommends that the Shareholders approve amendments to the Plan to (i) increase the number of shares of Common Stock which may be issued subject to options granted under the Plan from 800,000 shares to 1,390,000 shares, subject to certain anti-dilution provisions set forth in the Plan and (ii) give the Compensation Committee (consisting solely of Non-Employee Directors for this purpose) the authority and discretion to administer the grants of options to Non-Employee Directors rather than providing for automatic formula grants (together, the "Amendments"). All other provisions of the Plan will remain unchanged.

         The material features of the Plan are described below.

ADMINISTRATION

         Prior to amendment, except for self-governing for automatic grants of options to Non-Employee Directors, the Plan was administered by the Compensation Committee (consisting solely of Non-Employee Directors for this purpose). As amended, all grants under the Plan will be administered by the Compensation Committee (consisting solely of Non-Employee Directors for this purpose). Subject to the provisions of and in accordance with the Plan, the Compensation Committee has the power to (i) grant options; (ii) determine those persons to whom options will be granted, (iii) interpret the Plan; (iv) promulgate rules and regulations relating to the Plan; and (v) make all other determinations and take all other actions necessary or desirable for the administration of the Plan. Decisions of the Compensation Committee regarding the interpretation and administration of the Plan are binding upon all interested persons.

TERMS

         The Plan provided for (i) automatic grants of options
("Non-Discretionary Options") to Non-Employee Directors and (ii) grants of options to officers and employees of, and key consultants and advisors to, the Company at the discretion of the Compensation Committee ("Discretionary Options").

         Non-Discretionary Options to purchase 10,345 shares of Common Stock were granted to each Non-Employee Director on the date such person was initially elected or appointed to the Board as a Non-Employee Director. As long as Common Stock was available for grants of Non-

Discretionary Options, an annual grant of a Non-Discretionary Option to purchase 2,069 shares of Common Stock was made on July 1 to each person who was a Non-Employee Director on such date. The exercise price of each Non-Discretionary Option was the average closing bid price on the Nasdaq National Market (or other exchange) for the Common Stock for the twenty (20) trading days immediately preceding the date of the grant. All Non-Discretionary Options previously granted under the Plan vested and become exercisable on the first anniversary of the grant date and expire and cease to be exercisable after the expiration of ten (10) years from such grant date. As amended, the Plan provides that the Compensation Committee may grant options to acquire shares of Common Stock to Non-Employee Directors in the amounts and with the vesting schedules as such committee determines in its discretion and at an exercise price equal to the fair market value of a share of Common Stock on the date of grant. All options granted to Non-Employee Directors will be NSOs (as defined below).

         Under the Plan, the Compensation Committee may grant Discretionary Options intended to qualify as incentive stock options ("ISOs") under the Internal Revenue Code (as defined below) or options that do not qualify as ISOs ("NSOs"). ISOs involve certain tax implications under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The Compensation Committee establishes the exercise period for each Discretionary Option; provided, however, that the exercise period for Discretionary Options intended to be ISOs may not exceed ten years.

         The Plan provides that the exercise price for each share of Common Stock subject to an ISO shall be no less than the fair market value of a share of Common Stock on the date the ISO is granted or, if the ISO is granted to a key employee who is a ten percent holder of Common Stock, the exercise price for each share of Common Stock subject to such ISO shall be no less than one hundred and ten percent (110%) of the fair market value of a share of Common Stock on the date the ISO is granted. In addition, the exercise price for each share of Common Stock subject to a NSO shall be no less than the fair market value of a share of Common Stock on the date the NSO is granted.

         An option granted under the Plan is not transferable other than by will or by the laws of descent and distribution.

TERMINATION AND AMENDMENT

         The Plan may be terminated or amended at any time and from time to time by the Board. The Board may not, however, amend the Plan without the approval or ratification of the Shareholders of the Company if such amendment would (i) increase the total number of shares of Common Stock issuable pursuant to ISOs under the Plan or materially increase the number of shares of Common Stock subject to the Plan; (ii) change the class of employees eligible to receive ISOs that may participate in the Plan or materially change the class of persons that may participate in the Plan; or (iii) otherwise materially increase the benefits accruing to participants in the Plan.

ELIGIBILITY

         The class of persons eligible to participate in the Plan consists of all Non-Employee Directors and all persons whose participation in the Plan the Compensation Committee determines to be in the best interests of the Company, including, without limitation, all officers and employees of the Company or any subsidiary, as well as key consultants and advisors to the Company or any subsidiary; provided, however, that currently Non-Employee Directors are only eligible to receive Non-Discretionary Options. As of June 30, 1999, 49 individuals held or will hold options to purchase 502,708 shares of Common Stock under the Plan.

STOCK SUBJECT TO THE PLAN

         As of June 30, 1999, an aggregate of 502,708 shares of Common Stock was reserved for issuance upon exercise of options previously granted under the Plan and an aggregate of 292,440 shares of Common Stock remained available for the grant of future options to purchase such shares under the Plan. An option for 4,852 shares of Common Stock was exercised with shares issued. Options to acquire 352,708 shares of Common Stock have been granted to employees and officers, not including executive officers. Messrs. Dahl, Fosha and Lepley have each received options to acquire 50,000 shares, representing approximately 30% of the options granted pursuant to the Plan. The executive officers as a group have received options to acquire 220,397 shares of Common Stock pursuant to the Plan. Messrs. Nordin, Miller and Nash each received options to acquire 10,375 shares of Common Stock pursuant to the Plan upon their appointment or election to the Board and, as of June 30, 1998, Non-Employee Directors (Messrs. Hoover, Miller, Nash, Nordin, Ortenzio and Paul), as a group, have received options to acquire 39,311 shares of Common Stock. Of the 800,000 shares of Common Stock available for the grant of options, up to 93,100 shares were reserved for issuance pursuant to exercise of Non-Discretionary Options and up to 706,900 shares were reserved for issuance pursuant to the exercise of Discretionary Options. If the Amendments are approved, 882,440 shares of Common Stock will be available for the future grants of options under the Plan (exclusive of the grants for 502,708 shares and the exercise for 4,852 shares described above).

FEDERAL INCOME TAX CONSEQUENCES

         NSOs. An individual receiving a NSO under the Plan does not recognize taxable income on the date of grant of the option, assuming that the option does not have a readily ascertainable fair market value at the time it is granted. However, the individual must generally recognize ordinary income at the time of exercise of the NSO in the amount of the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise. The amount of ordinary income recognized by an individual is deductible by the Company in the year that the income is recognized by the individual. The Company's deduction, however, is subject to a $1 million limitation on the deduction of certain employee renumeration under Section 162(m) of the Internal Revenue Code, unless an exemption for performance-based compensation under such section applies. Depending upon the period that the shares of stock were held after exercise, the sale or other taxable disposition of shares acquired through the exercise of an option generally will result in a short-term or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of the shares when the option was exercised.

         ISOs. An individual who is granted an ISO under the Plan does not recognize taxable income either on the date of grant or on the date of its timely exercise. However, the excess of the fair market value of the Common Stock received upon the exercise of the ISO over the option exercise price is includable in such individual's alternative minimum taxable income and may be subject to the alternative minimum tax ("AMT"). For AMT purposes only, the basis of stock acquired by the exercise of an ISO is increased by the amount of such excess.

         Upon the disposition of the Common Stock acquired upon exercise of an ISO, long-term capital gain or loss will be recognized in an amount equal to the difference between the sales price and the option exercise price (except that for AMT purposes, the gain or loss would be the difference between the sale price and the individual's basis increased as described in the preceding paragraph), provided that such individual has not disposed of the Common Stock within the later of two years after the date of grant or one year from the date of exercise. If an individual disposes of the Common Stock without satisfying the holding period requirements (a "Disqualifying Disposition"), the individual will generally recognize ordinary income at the time of such Disqualifying Disposition to the extent of the lesser of (i) the difference between the exercise price and the fair market value of the Common Stock on the date the ISO is exercised; or (ii) the difference between the exercise price and the amount realized on such Disqualifying Disposition. Any remaining gain or any net loss is treated as a short-term or long-term gain or loss, depending upon the length of time that the Common Stock is held. Unlike the case in which a NSO is exercised, the Company is not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the Common Stock acquired pursuant to such exercise, except to the extent that the individual recognizes ordinary income in a Disqualifying Disposition.

           THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENTS.

                                   PROPOSAL 3:
          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     PricewaterhouseCoopers LLP ("PWC") audited the accounts of the Company and its subsidiaries for fiscal year 1998. On July 13, 1999, the Company informed PWC that it would no longer be engaged as the principal accountant to audit the Company's financial statements for the fiscal year ending December 31, 1999 and terminated the relationship. On July 13, 1999, the Company engaged Arthur Andersen LLP ("Arthur Andersen") as its new independent accountants, effective July 13, 1999.

     PWC's reports on the financial statements for fiscal years 1997 and 1998 did not contain any adverse opinions or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the fiscal year ended December 31, 1998 and during the subsequent interim period, there were no disagreements with PWC, except as described below, on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In connection with Item 304(a)(1)(iv) of Regulation S-K promulgated under the Exchange Act, there were no disagreements with PWC during its audits for the years ended December 31, 1998 and 1997, and during the interim period subsequent to 1998, except as described below. During the process of PWC's audit of the December 31, 1998 fiscal year, PWC and the Company had a disagreement regarding the level of reserves required for certain amounts which the Company disputed with its fiscal intermediary. The Company disputed the fiscal intermediary's conclusions and has filed an administrative appeal to these conclusions. PWC held the position that the Company should record a $2.5 million reserve against the approximately $4 million in dispute. The Company believed that no additional reserve was required. This matter resulted in several prolonged discussions between PWC and senior management of the Company, with the Company ultimately recording a reserve for $2 million. In connection with Item 304(a)(1)(v) of Regulation S-K, during 1998 and 1997, PWC advised the Company that it believed significant deficiencies existed in the design and operation of the Company's internal control structure that could adversely affect the Company's ability to record, process, summarize and report financial information on an accurate and timely basis.

     At the Company's request, PWC furnished a letter addressed to the Securities and Exchange Commission stating it agreed with the statements made by the Company in response to Item 304 of Regulation S-K in the Company's Form 8-K dated July 13, 1999. PWC's letter is incorporated by reference as an exhibit to this document.

     The decision to change accountants was recommended by the Company's management and approved by the Board. During fiscal year 1998 and through July 13, 1999, the Company had not consulted with Arthur Andersen concerning its financial statements, including the following items: an audit of the Company's financial statements as the principal accountant, an audit of a significant subsidiary as an independent accountant, the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's financial statements or any matter which concerned a disagreement or "reportable event" with the previous independent accountants.

     Arthur Andersen has been appointed by the Audit Committee to act as its independent public accountants for the Company's fiscal year ending December 31, 1999, subject to ratification by the Shareholders at the Annual Meeting. Should this firm be unable to perform the requested services for any reason or not be ratified by the Shareholders, the Audit Committee will appoint other independent auditors to serve for the remainder of the year. A representative of Arthur Andersen will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN AS THE COMPANY'S INDEPENDENT AUDITORS.

                      COMMON STOCK OWNERSHIP BY MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS

         The following table sets forth the beneficial ownership of shares of Common Stock as of July 9, 1999 for (i) directors of the Company, (ii) the Chief Executive Officer and each of the three most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"), (iii) the directors and executive officers of the Company as a group and (iv) each person who is a shareholder of the Company holding more than a five percent interest in the Company.

Name of Beneficial Owner                                Number of Shares of
------------------------                                   Common Stock           Percent of Common Stock
                                                      Beneficially Owned (1)         Beneficially Owned
                                                      ----------------------         ------------------
Welsh, Carson, Anderson & Stowe VI, L.P. (2)                2,520,193                          21.1
WCAS Capital Partners II, L.P. (3)                            246,896                           2.1
WCAS Healthcare Partners, L.P. (4)                             81,384                             *
J. Stephen Eaton (5)                                        1,213,077                          10.1
The Goldman Sachs Group, L.P. (6)                             609,400                           5.1
Dresdner RCM Global Investors LLC (7)                       1,198,920                          10.0
South Atlantic Venture Fund II, Limited                       798,963
 Partnership (8)                                                                                 6.7
Lawrence W. Lepley, Jr. (9)                                   118,726                           1.0
Alan C. Dahl (10)                                             107,276                             *
Kent C. Fosha, Sr. (11)                                        54,949                             *
Andrew M. Paul (12)                                            14,776                             *
Bertil D. Nordin (13)                                          19,914                             *
James B. Hoover (14)                                           15,533                             *
Robert A. Ortenzio (15)                                         3,368                             *
W. Scott Miller (16)                                                0                             *
Charles D. Nash (17)                                                0                             *
All other executive officers and directors as a
 group (10 persons)                                          1,547,619                          13.0

------------------
*     Less than 1.0%

(1) Based on an aggregate of 11,923,618 shares of Common Stock issued and outstanding as of July 9, 1999. Includes shares of Common Stock that may be acquired upon the exercise of stock options exercisable within 60 days. Each person named above has sole voting and dispositive power with respect to all shares listed opposite such person's name, except as otherwise noted.
(2) The shareholder's address is 320 Park Avenue, Suite 2500, New York, New York 10022-6815.
(3) The shareholder's address is 320 Park Avenue, Suite 2500, New York, New York 10022-6815.
(4) The shareholder's address is 320 Park Avenue, Suite 2500, New York, New York 10022-6815.
(5) Includes 97,706 shares purchasable upon exercise of stock options that are currently exercisable or will be come exercisable within 60 days. Does not include options to acquire 51,727 shares that are not exercisable within 60 days. The shareholder's address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346.
(6) Based on Schedule 13G of shareholder filed on February 12, 1999. The shareholder's address is 85 Broad Street, New York, New York 10004.
(7) Based on Schedule 13G/A of shareholder filed on February 12, 1999. The shareholder's address is Four Embarcadero Center, San Francisco, California 94111.
(8) The shareholder's address is 614 West Bay Street, Suite 200, Tampa, Florida 33606-2704.

(9) Includes 9,001 shares purchasable upon exercise of stock options that are currently exercisable, and 26,500 shares beneficially owned by Mr. Lepley's wife, of which shares Mr. Lepley disclaims beneficial ownership. Does not include options to acquire 51, 343 shares that are not exercisable within 60 days. The shareholder's address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346.
(10) Includes 4,484 shares purchasable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days and 2,000 shares beneficially owned by Mr. Dahl's sons. Does not include options to acquire 71,074 shares that are not exercisable within 60 days. The shareholder's address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346.
(11) Includes 45,979 shares purchasable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days. Does not include options to acquire 71,074 shares that are not exercisable within 60 days. The shareholder's address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346.
(12) Includes 2,069 shares purchasable upon exercise of stock options that are currently exercisable. Excludes 2,520,193 shares of Common Stock owned by Welsh, Carson, Anderson & Stowe VI, L.P. ("WCAS VI"), 246,896 shares of Common Stock owned by WCAS Capital Partners II, L.P. ("WCAS CP II") and 81,384 shares of Common Stock owned by WCAS Healthcare Partners, L.P. ("Healthcare Partners"). Mr. Paul, as a general partner of the respective sole general partners of each of WCAS VI, WCAS CP II and Healthcare Partners may be deemed to beneficially own the shares owned by WCAS VI, WCAS CP II and Healthcare Partners. Mr. Paul disclaims beneficial ownership of such shares. Does not include options to acquire 2,069 shares that are not exercisable within 60 days.
(13) Includes options to acquire 12,414 shares that are currently exercisable. Does not include options to acquire 2,069 shares that are not exercisable within 60 days. Does not include 206,214 shares held by South Atlantic Venture Fund III, Limited Partnership ("South Atlantic") of which Mr. Nordin is a special limited partner. Mr. Nordin disclaims beneficial ownership of the shares owned by South Atlantic. The shareholder's address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346.
(14) Includes 2,069 shares purchasable upon exercise of stock options that are currently exercisable and shares held by Mr. Hoover or by the James
         B. Hoover IRA. Does not include options to acquire 2,069 shares that are not exercisable within 60 days. The shareholder's address is Dauphin Capital Partners, 108 Forest Avenue, Locast Valley, New York 11560.
(15) Does not include 39,719 shares held by Horizon Investment Associates II, of which Mr. Ortenzio's father is an affiliate; 3,551 shares acquired pursuant to a distribution by WCAS VI to its limited partners, in one of which Mr. Ortenzio holds a remainderman interest in a life estate of which his father is the life tenant; or 77 shares acquired pursuant to a distribution by WCAS CP II to Camp Hill Associates, L.P., a limited partner of WCAS CP II, in which Mr. Ortenzio has a 10% ownership interest. Mr. Ortenzio disclaims beneficial ownership of all such shares. Does not include options to acquire 2,069 shares that are not exercisable within 60 days. The shareholder's address is 4718 Old Gettysburg Road, Mechanicsburg, Pennsylvania 17055.
(16) Does not include options to acquire 12,414 shares that are not exercisable within 60 days. Does not include 798,963 shares held by South Atlantic Venture Fund II, Limited Partnership, of which Mr. Miller is a limited partner. Mr. Miller disclaims beneficial ownership of these shares.
(17) Does not include options to acquire 12,414 shares that are not exercisable within 60 days.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth certain information concerning the compensation paid to the Company's Chief Executive Officer and each of the Named Executive Officers whose salary and bonus compensation for the year ended December 31, 1998 exceeded $100,000.

                                   Annual Compensation                                            Long-Term Compensation
                                   -------------------                                            ----------------------

                                                                                           Securities
                                                      Annual Bonus                         Underlying       All Other
Name and Principal Position   Year     Salary($)(1)   ($)(2)          Compensation ($)     Options (#)      Compensation ($)
---------------------------   ----     ------------   ------------    ----------------     -----------      ----------------
J. Stephen Eaton President    1998     $ 350,000      120,000           11,846(4)                 -         $      -
    and Chief Executive       1997       309,000            -            6,931(4)            34,485
    Officer                   1996       224,631       50,000          324,359(3)(4)              -

Kent C. Fosha, Sr.            1998       211,985       72,000            5,309(4)            50,000                -
    Executive Vice President  1997       180,250            -            3,059(4)            17,242
                              1996       175,000       25,000          163,041(3)(4)              -

Alan C. Dahl                  1998       211,985       75,000            7,903(4)            50,000                -
    Executive Vice            1997       180,250            -           10,118(4)            17,242
    President and Chief       1996       175,000       35,000          158,498(3)(4)              -
    Financial Officer

Lawrence W. Lepley, Jr.       1998       182,685       69,000            7,202(5)            50,000                -
     President of Paragon     1997       158,295      116,000            9,392(5)             4,028
     Rehabilitation, Inc.     1996       132,341       65,575            6,794(5)             6,316


------------------
(1) Represents annual salary, including compensation deferred pursuant to the Company's 401(k) Plan.
(2)      Represents annual bonuses earned for the period indicated.
(3) Represents the difference between the exercise price for stock options exercised and the fair market value of the shares received.
(4) Includes insurance for Messrs. Eaton, Fosha and Dahl which provides for reimbursement for health and dental costs in excess of the amount payable under the Company's group health and dental plan.
(5) Includes $794, $677 and $1,202 as matching 401(k) contribution and an automobile allowance of $6,000,
         $8,715 and $6,000 for 1996, 1997 and 1998 respectively.


OPTIONS GRANTS IN LAST FISCAL YEAR

         The following table sets forth information regarding stock option grants for the year ended December 31, 1998 to the Chief Executive Officer and each of the Named Executive Officers. No stock appreciation rights were granted during such year.


                                                 Individual Grants for Option Term
-----------------------------------------------------------------------------------------------------------------

                         Number of     Percent of
                         Securities  Total Options
                         Underlying    Granted to
                          Options     Employees in    Exercise or Base    Expiration
                          Granted     Fiscal 1998      Price Per Share       Date           5% ($)      10% ($)
                          -------     -----------     ----------------    ----------        ------      -------


J. Stephen Eaton               --          --                  --                 --             --           --

Kent C. Fosha, Sr.         50,000        9.4%             $20.625             2/1/08       $648,548     1,643,547

Alan C. Dahl               50,000        9.4%              20.625             2/1/08        648,548     1,643,547

Lawrence W. Lepley, Jr.    50,000        9.4%              20.625             2/1/08        648,548     1,643,547

------------------
(1) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Chief Executive Officer or the Named Executive Officers.

(2) Based on a closing price of $15.50 per share of Common Stock on December 31, 1998.


AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

         The following table sets forth certain information concerning option holdings for the fiscal year ended December 31, 1998 with respect to the Chief Executive Officer and each of the Named Executive Officers of the Company. No options or stock appreciation rights were exercised during such year and no stock appreciation rights were outstanding at the end of such year.

                            Securities Underlying Number of        Value of Unexercised In-the-Money
                            Unexercised Options at FY-End (#)      Options at FY-End ($)(1)
                            ---------------------------------      ------------------------

Name                        Exercisable      Unexercisable         Exercisable        Unexercisable
----                        -----------      -------------         -----------        -------------
J. Stephen Eaton            97,706           51,727                126,730            42,243

Kent C. Fosha, Sr.          45,979           71,074                130,410            14,081

Alan C. Dahl                34,484           71,074                 42,243            14,081

Lawrence W. Lepley, Jr.      9,001           51,343                 42,696                --


------------------
(1) Based on a closing price of $15.50 per share of Common Stock on December 31, 1998.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

         On December 31, 1995, the Company entered into employment agreements with Messrs. Eaton, Dahl and Fosha (the "Employment Agreements"). The Employment Agreements provide for a base salary, an annual bonus, and an amount for fees incurred for legal, accounting or other professional advice. The base salaries for Messrs. Eaton, Dahl and Fosha initially totaled $300,000, $175,000 and $175,000 respectively. The base salaries are reviewed at least once annually on May 1 by the Compensation Committee of the Board of Directors to determine whatever increase may be merited, with the minimum annual increase equal to the increase in the Consumer Price Index as published by the U.S. Department of Labor, Bureau of Labor Statistics, for the period since the last annual review ("Consumer Price Index"). In addition, each of these employees is eligible to participate in the 1996 Executive Stock Plan, management incentive programs, retirement, welfare and other benefit plans or programs of the Company, including, at the Company's sole expense, health, dental and hospitalization insurance coverage. Unless earlier terminated as provided therein, the Employment Agreements initially continued until December 31, 1998 (or 1999 for Mr. Eaton), and extend automatically each day for an additional day so that the remaining term continues to be two years for Mr. Eaton and one year for Messrs. Dahl and Fosha.

         The Company can terminate the agreements upon the death or disability of an employee or for cause as defined therein. Each employee may terminate his employment for any reason within a 90-day period beginning on the 30th day after a Change in Control of the Company (as defined below) or within a 90-day period beginning on the one-year anniversary of a Change in Control. If the Company terminates an Employment Agreement, or if an employee terminates his employment for Good Reason (as defined below) upon a Change in Control, then the Company must pay the employee (or, in the case of death, the employee's estate) for 12 consecutive months thereafter (24 months in the case of Mr. Eaton) the greater of one-twelfth of his salary at the rate in effect on his termination date or at the highest rate in effect at any time during the 90-day period prior to a Change in Control, as well as all amounts of his base salary that are deferred under the Company's qualified and non-qualified employee benefit plans or any other agreement or arrangement. In addition, the restrictions on the employee's outstanding incentive awards, including stock options, would lapse and such incentive awards would immediately vest. Under each of the Employment Agreements, the employee agrees to maintain the confidentiality of the Company's trade secrets and agrees, for a period of one year following termination, not to compete with or solicit employees or customers of the Company. For the purposes of the Employment Agreements, Good Reason includes an occurrence after a Change in Control such as an adverse change in the employee's status, title, position or responsibilities; reduction in base salary or other compensation or benefits; or a material breach by the Company of the terms of the Employment Agreements. A Change in Control includes an acquisition of the Company's voting securities of 40% or more; a merger, consolidation or reorganization involving the Company unless at least two-thirds of the combined voting power of the corporation resulting from the merger, consolidation or reorganization is owned in substantially the same proportion as before such merger, consolidation or reorganization and the persons serving as directors before such merger, consolidation or reorganization constitute at least two-thirds of the directors of the surviving corporation; a complete liquidation or dissolution of the Company; or an agreement for the sale or disposition of all or substantially all of the Company's assets.

         Effective January 1, 1998, Paragon Rehabilitation, Inc., a subsidiary of the Company ("Paragon"), entered into an Amended and Restated Employment Agreement with Lawrence W. Lepley, Jr., who serves as president of Paragon (the "Lepley Agreement"). The Lepley Agreement initially provided for an annual base salary of $184,000, reviewable annually on January 1 and subject to annual increases (as described above with respect to the Employment Agreements) and annual bonus. The Lepley Agreement allows participation in the Company's stock option plans and provides health, dental and short and long-term disability insurance and an automobile allowance. The initial term ends on December 31, 2000, but beginning on the second anniversary of the effective date extends automatically each day for an additional day so that the remaining term continues to be two years.

         Paragon may terminate the Lepley Agreement upon the death or disability of Mr. Lepley or for cause as defined therein, or after the vote of a majority of the Board of Directors in favor of termination. Mr. Lepley may terminate his employment for Good Reason within a 90-day period beginning on the 30th day after a Change in Control or within a 90-day period beginning on the one-year anniversary of a Change in Control. If Paragon terminates the Lepley Agreement for reasons other than for cause, of if Mr. Lepley terminates his employment for Good Reason, then Paragon must pay Mr. Lepley (or, in the case of death, his estate) for 12 consecutive months thereafter one-twelfth of his salary at the rate in effect on his termination date. If the Lepley Agreement is terminated due to death or disability, or by Mr. Lepley for Good Reason, then the restrictions on any outstanding incentive awards, including stock options, would lapse and such incentive awards would immediately vest. Mr. Lepley agrees to maintain the confidentiality of Paragon's trade secrets and agrees, for a period of one year following termination, not to compete with or solicit employees or customers of Paragon.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

         The members of the Compensation Committee of the Board of Directors are
J. Stephen Eaton, Andrew M. Paul and Robert A. Ortenzio. For the purposes of administering the Company's stock option plans, Messrs. Paul and Ortenzio comprise the Compensation Committee. Neither Mr. Paul nor Mr. Ortenzio is or has been an officer or employee of the Company or any of its subsidiaries. Mr. Eaton is the Chairman of the Board, President and Chief Executive Officer of the Company.

         Transactions with Mr. Paul and Affiliates. Mr. Paul, an affiliate of Welsh, Carson, Anderson & Stowe VIII, L.P. ("WCAS VIII"), Welsh, Carson, Anderson & Stowe Capital Partners III, L.P. ("WCAS CP III"), WCAS Healthcare Partners, L.P. ("Healthcare Partners"), WCAS VI and Welsh, Carson, Anderson & Stowe Capital Partners II, L.P., is a director of the Company and the chairman of the Compensation Committee.

         On October 22, 1998, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Centennial HealthCare Holdings Corporation, a Delaware corporation ("Holdings"), whereby the Company would merge with Cougar Acquisition Corporation ("Acquisition"), with the Company being the surviving corporation. Acquisition is wholly owned by Holdings. Holdings is wholly owned by WCAS VIII, an affiliate of WCAS VI (the beneficial owner of approximately 21% of the Common Stock). If the transaction contemplated by the Merger Agreement had been completed, the Company would have been wholly owned by Holdings and Holdings would have been owned by WCAS VIII and other affiliated limited partnerships, Mr. Paul and other individuals, including Messrs. Eaton, Dahl, Fosha and Lepley. On April 2, 1999 Holdings notified the Company that it was terminating the Merger Agreement.

         Transactions with Mr. Eaton and Affiliates. As described above, if the merger had occurred between the Company and Acquisition pursuant to the terms of the Merger Agreement, Mr. Eaton would have owned common stock of Holdings, which would have owned all of the shares of Common Stock of the Company. Other transactions involving Mr. Eaton and his affiliates are described in the following section entitled "Certain Transactions."

                        REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee is responsible for ensuring that a proper system of short and long-term compensation is in place to provide performance-oriented incentives to management.

         The Compensation Committee administers the Company's executive compensation program, including determination of salary and bonus compensation for the Chief Executive Officer and the Named Executive Officers and determination of the nature, time and amounts of options grants to such executive officers under the Company's Stock Plans. The Compensation Committee's report for 1998 is as follows:

COMPENSATION POLICY

         Generally, the Company's executive compensation is designed to be competitive with compensation offered by other companies against which the Company competes for executive resources. The executive compensation plans are designed to attract and retain highly qualified executives critical to the Company's long-term success. The Compensation Committee intends for the executive compensation program to satisfy the following guidelines:

         - Recognize and reward high performance and extraordinary results.

         - Have a portion of total compensation bear a direct relationship to the Company's operating performance and achievement of short-term and long-term goals.

         - Provide opportunity to acquire additional direct ownership in the Company and provide motivation to build shareholder value by aligning executives' interests with shareholder interests.

         Executive compensation is composed of base salary, bonus awards and long-term incentive compensation.

BASE SALARY

         In the case of Messrs. Eaton, Dahl and Fosha, base salary is paid pursuant to the Employment Agreements, or the Lepley Agreement in the case of Mr. Lepley; in the case of all other executive officers, base salary is determined and fixed by management based on the policies of the Compensation Committee. The Employment Agreements require the Compensation Committee to review base salaries of the executives who are parties thereto on May 1 (or January 1 with respect to Mr. Lepley) of each year and provide for an annual increase as determined by the Compensation Committee, but not less than the increase in the Consumer Price Index. The Compensation Committee reviews the individual contributions and performance of each such executive officer and takes into account various qualitative and quantitative factors in determining the increases in base salaries. In particular, the Compensation Committee considers several financial performance measures, including business development, earnings growth and stock price, as well as the individual's work experience, level of responsibility and contribution to the Company's long-term success. The Compensation Committee does not, however, apply any specific quantitative formula in making compensation decisions with respect to base salary, annual bonus awards or long-term incentive compensation.

BONUS AWARDS

         Bonus payments are awarded to the Company's executives at the discretion of the Compensation Committee, which considers the achievement of certain performance targets and new business development.

LONG-TERM INCENTIVE COMPENSATION

         The Company's long-term incentive compensation strategy is focused on the grant or award of (i) options to purchase shares of Common Stock, (ii) stock appreciation rights, (iii) reload options and (iv) restricted stock pursuant to the Company's stock plans. Except for grants to Non-Employee Directors pursuant to the Plan, the Compensation Committee determines who receives grants or awards, the grant or award date, the number of shares subject to the grant or award, the exercise price (based on the closing price of the Common Stock on the date of grant or award), the vesting schedule and other matters as specified in the stock plans. The Compensation Committee believes that these grants or awards reward executive officers for their efforts in improving long-term performance of the Common Stock and creating value for the Shareholders, thereby aligning the financial interests of such executives with those of the Shareholders.

CHIEF EXECUTIVE OFFICER COMPENSATION

         Based on its assessment of the performance of the Company and Mr. Eaton's performance during 1998, the Compensation Committee (composed of Messrs. Paul and Ortenzio for this purpose) increased Mr. Eaton's base salary from $309,000 to $350,000.

SECTION 162(M)

         Section 162(m) of the Internal Revenue Code generally disallows tax deduction by a public company for compensation in excess of $1,000,000 paid to the company's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Compensation Committee intends to attempt to structure future compensation of the Company's Chief Executive Officer and Named Executive Officers so as to preserve the deductibility of such compensation under Section 162(m).

                             COMPENSATION COMMITTEE

                            Andrew M. Paul, Chairman
                               Robert A. Ortenzio
                                J. Stephen Eaton

STOCK PERFORMANCE GRAPH

The following line graph compares the yearly percentage in cumulative shareholders' return on the Common Stock with (a) the performance of a broad equity market indictor and (b) the performance of a peer group index. The graph compares the percentage change in the return on the Common Stock since July 2, 1997 with the cumulative total return on the NASDAQ Index and the Peer Group identified by the Company (which group includes Beverly Health Services, Inc., Genesis Health Ventures, Inc., Health Care and Retirement Corp., Integrated Health Services, Inc., Mariner Post-Acute Network, Inc., Sun Healthcare Group Inc., Vencor, Inc., Advocat Inc., National Healthcare L.P. and Manor Care Inc.) over such period. The Peer Group companies include the long-term care organizations most similar to the Company and most of the other publicly traded long-term care organizations. The commencement date for this comparison is the date on which the Common Stock was first publicly traded. The stock price performance graph assumes an investment of $100 in the Company on July 2, 1997 and an investment of $100 in the two indexes on July 2, 1997 and further assumes the reinvestment of all dividends. The stock price performance, presented monthly for the period from July 2, 1997 through December 31, 1998 is not necessarily indicative of future results. Information used in this graph was obtained from Zack's Investment Research, a source believed to be reliable, but the Company is not responsible for errors or omissions in such information.

                                   7/2/97               1997            1998
                                   ------               ----            ----

         Centennial                $100              $142.19        $  96.87

         Nasdaq                    $100              $109.63        $ 154.11

         Peer Group                $100              $100.38        $  49.78


         THE STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE EXCHANGE ACT OR THE SECURITIES ACT OF 1993, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                              CERTAIN TRANSACTIONS

         Mr. Eaton owns 100% of the common stock of Centennial Employee Management Corporation ("CEMC"). The Company leases its facility-based employees at cost from CEMC on a pass through basis. CEMC was set up to take advantage of reduced workers' compensation and group health insurance rates and passes on these insurance costs savings to the Company. Mr. Eaton receives no economic benefit from his ownership of this entity.

         Ashton Woods Rehabilitation Center ("AWRC"), which is leased by the Company, is owned by Ashton Woods Limited Partnership. Mr. Dahl owns all of the outstanding stock of the corporate general partner of this partnership. Mr. Dahl receives no economic benefit from his ownership of this entity. Mr. Dahl is Executive Vice President, Chief Financial Officer, Treasurer and a director of the Company.


                                  OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires executive officers and directors of the Company and persons who own more than ten percent of the Common Stock to file with the Securities and Exchange Commission certain reports, and to furnish copies thereof to the Company, with respect to each such person's beneficial ownership of the Common Stock. Based solely upon a review of the copies of such reports furnished to the Company and certain representations of such persons, the Company believes that all filings were timely during the fiscal year ended December 31, 1998.

ANNUAL REPORT TO SHAREHOLDERS

         The Annual Report of the Company for the fiscal year ended December 31, 1998, including audited financial statements, accompanies this Proxy Statement. The Annual Report does not form any part of the material for the solicitation of proxies.

ANNUAL REPORT ON FORM 10-K

         The Company will provide without charge, at the written request of any record holder of Common Stock as of the close of business on the Record Date, a copy of the Company's Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the Securities and Exchange Commission, except exhibits thereto. The Company will provide copies of the exhibits, should they be requested by eligible Shareholders, and the Company may impose a reasonable fee for providing such exhibits. Request for copies of the Company's Annual Report on Form 10-K should be mailed to:

                        Centennial HealthCare Corporation
                          400 Perimeter Center Terrace
                                    Suite 650
                             Atlanta, Georgia 30346
                   Attention: Shareholder Relations Department

SHAREHOLDER PROPOSALS

         Any shareholder proposals intended to be presented at the Company's 2000 Annual Meeting of Shareholders must be received by the Company within a reasonable time before the Company begins to print and mail its proxy materials to be eligible for inclusion in the Proxy Statement and form of proxy to be distributed by the Board in connection with such meeting.

OTHER MATTERS

         The Board knows of no other matters to be brought before the Annual Meeting. However, should any additional matters come before the Annual Meeting, the enclosed proxy grants discretionary authority to the proxies named therein with respect to any such matters.

EXPENSES OF SOLICITATION

         The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the Annual Meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more employees of the Company. The Company also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of the Common Stock.





                               By Order of the Board of Directors,



                               Alan C. Dahl
                               Executive Vice President, Chief Financial Officer and Treasurer

July 14, 1999

                       CENTENNIAL HEALTHCARE CORPORATION
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                               ON AUGUST 11, 1999

     The undersigned hereby appoints Alan B. Cosby and Daryl R. Griswold and each of them, with full power of substitution and resubstitution, as proxies for and in the name of the undersigned, to vote all shares of Common Stock of Centennial Healthcare Corporation ("Centennial") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Wednesday, August 11, 1999, at 10:00 a.m., local time, at The South Terraces Conference Center Classroom, 115 Perimeter Center Place, Atlanta, Georgia 30346, or at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Such proxies are directed to vote on the matters described in the Notice of Annual Meeting of Stockholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS LISTED BELOW.

     1. To elect three (3) directors to serve until the 2002 Annual Meeting of Stockholders:

               Bertil D. Nordin              Charles D. Nash
               James B. Hoover

          [ ]  FOR the nominees         [ ]  WITHHOLD AUTHORITY
                (except as marked to           to vote for the nominees listed
               the contrary below)

     (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.)

     2. To approve the amendments to 1997 Stock Plan as described in the Proxy Statement:

          [ ] FOR              [ ] AGAINST             [ ] ABSTAIN

     3. To ratify appointment of Arthur Andersen as Centennial's independent public accountants:

          [ ] FOR              [ ] AGAINST             [ ] ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS.

                (CONTINUED, AND TO BE SIGNED ON THE OTHER SIDE)

                                                Date:___________________, 1999

                                                _______________________________
                                                         (Signature)

                                                _______________________________
                                                  (Signature if held jointly)

                                                ________________________________
                                             (Title or authority, if applicable)





                                        Please sign exactly as your name or
                                        names appear hereon. Where more than one owner is shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.



PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE INCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ON AUGUST 11, 1999. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.